Exhibit 3.5

                        CERTIFICATE OF AMENDMENT OF THE
                    RESTATED CERTIFICATE Of INCORPORATION OF
                          GULFPORT ENERGY CORPORATION

     Gulfport Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST:  The  name  of  the  Corporation  is  Gulfport  Energy  Corporation.

     SECOND: The Corporation hereby effects a 50 to 1 reverse stock split of its Common Stock as follows:

          Each fifty (50) shares of Common Stock issued and outstanding immediately prior to the amendments set forth in this Certificate of Amendment becoming effective shall, without any action on the part of the respective holders thereof, be converted into one (1) share of Common Stock. No fractional shares shall be issued in connection with the reverse stock split. All fractional share interests resulting from the reverse stock split shall instead be rounded up to a whole share of Common Stock. Each stock certificate representing shares of Common Stock that was issued and outstanding immediately prior to the time the amendments set forth in this Certificate of Amendment became effective shall represent such number of shares of Common Stock into which the shares of Common Stock evidenced by the certificate immediately prior to the reverse stock split were converted as a result of the reverse stock split.

     THIRD: The foregoing amendments were declared advisable and proposed to the corporation's stockholders by resolutions adopted by unanimous written consent of the Board of Directors dated January 21, 1999.

     FOURTH: That in lieu of a meeting and vote of stockholders the holders of a majority of the issued and outstanding voting capital stock of the Corporation have each given their respective written consent to the foregoing amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     FIFTH: That the foregoing amendments were duly adopted in accordance with the applicable provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Gulfport Energy Corporation has caused this Certificate of Amendment to be signed, on its behalf, by Mark Liddell, its President, this 21st day of January, 1999.

                                 GULFPORT  ENERGY  CORPORATION



                                 By:/s/  Mark  Liddell
                                    ------------------------------
                                    Mark  Liddell,  President